Company Contact:	Investor Relations Contact:
Ms. Fan Zhou, Investor Relations Director	Mr. John Harmon, CFA, Sr. Acct. Manager
China TransInfo Technology Corp.	CCG Investor Relations
E-mail: ir@ctfo.com	E-mail: john.harmon@ccgir.com
Tel: + 86 10–5169 1657	Tel: +86 10–8573 1014
Website: www.ccgirasia.com

For Immediate Release:

China TransInfo Technology Corp. Announces Closing of Going Private Transaction

Beijing, China – November 1, 2012, China TransInfo Technology Corp. (NASDAQ: CTFO) (“China TransInfo”, the “Company”, “our” or “we”), a leading provider of comprehensive intelligent transportation system in China through its affiliate, China TransInfo Technology Group Co., Ltd. (the “Group Company”), announced today the completion of the merger (the “Merger”) on October 31, 2012 contemplated by the previously announced Agreement and Plan of Merger, dated June 8, 2012 (the “Merger Agreement”), by and among TransCloud Company Limited, a Cayman Islands exempted company with limited liability and indirectly wholly owned by Mr. Shudong Xia (“Parent”), TransCloud Acquisition, Inc., a Nevada corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”) and the Company. As a result of the Merger, the Company became a wholly owned subsidiary of Parent.

Under the terms of the Merger Agreement, which was adopted by the Company’s stockholders at the special meeting held on October 29, 2012, each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was converted into the right to receive an amount in cash equal to US$5.80 without interest and less any applicable withholding taxes, except for shares held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the Effective Time, including shares contributed to Parent by Mr. Shudong Xia (chairman, president, chief executive officer and secretary of the Company), Ms. Danxia Huang (director, vice president of operations and treasurer of the Company), Mr. Shufeng Xia (director of financial department of China TransInfo Technology Group Co., Ltd., the Company’s consolidated variable interest entity), Karmen Investment Holdings Limited (one of the Company’s stockholders and beneficially owned by Mr. Shudong Xia) and SAIF Partners III, L.P. (collectively, the “Rollover Holders”), which were cancelled without receiving any consideration. In addition, at the Effective Time, (i) each outstanding, vested and unexercised option to purchase shares of Company common stock was cancelled and converted into the right to receive, a cash amount equal to the number of shares underlying such option immediately prior to the Effective Time multiplied by the amount by which US$5.80 exceeds the exercise price per share of such option, net of any applicable withholding taxes; (ii) each outstanding and unvested option to purchase shares of Company common stock was cancelled and converted into the right to receive a restricted cash award in an amount equal to the number of shares underlying such option immediately prior to the Effective Time multiplied the amount by which US$5.80 exceeds the exercise price per share of such option; and (iii) each outstanding and unexercised warrant to purchase shares of Company common stock was cancelled and converted into the right to receive a cash amount equal to the total number of shares underlying such warrant immediately prior to the Effective Time multiplied by the amount by which US$5.80 exceeds the exercise price per share of such warrant.

Stockholders of record will receive a letter of transmittal and instructions on how to surrender their share certificates in exchange for the merger consideration. Stockholders should wait to receive the letter of transmittal before surrendering their share certificates.

The Company also announced today that at its request, on October 31, 2012, the NASDAQ Stock Market LLC filed a delisting application on Form 25 with the Securities and Exchange Commission (the “SEC”) to delist and deregister the Company common stock. The Company intends to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended, by promptly filing Form 15 with the SEC on or about November 12, 2012. The Company’s obligations to file with the SEC certain reports and forms, including Form 10-K, Form 10-Q and Form 8-K, will be suspended immediately as of the filing date of the Form 15.

About China TransInfo Technology Corp.

China TransInfo, through its affiliate, the Group Company and the Group Company’s PRC operating subsidiaries, is primarily focused on providing urban and highway transportation management solutions and information services. The Company is a leading transportation information products and comprehensive solutions provider, and aims to be the largest real time transportation information service provider and major fleet management service provider in China. As the co-formulator of several transportation technology national standards, the Company owns nine patents and has won a majority of the model cases awarded by the PRC Ministry of Transport. As a result, the Company is playing a key role in setting the standards for transportation information solutions in China. For more information, please visit the Company’s website at http://www.chinatransinfo.com.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as “will,” “believes,” “expects” or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of additional risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the SEC, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system at http://www.sec.gov.